Exhibit 10.2

PARTICIPATION AGREEMENT

PARTICIPATION AGREEMENT ENTERED INTO AS OF JUNE 14, 2000 BY AND AMONG THE FEDERAL GOVERNMENT OF THE UNITED MEXICAN STATES (HEREINAFTER, THE “FEDERAL GOVERNMENT”) THROUGH THE MINISTRY OF COMMUNICATIONS AND TRANSPORTATION (HEREINAFTER, “SCT”), NACIONAL FINANCIERA, SOCIEDAD NACIONAL DE CREDITO, TRUST DEPARTMENT (HEREINAFTER, “NAFIN”), GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A. DE C.V. (HEREINAFTER THE “HOLDING COMPANY”), SERVICIOS AEROPORTUARIOS DEL CENTRO NORTE, S.A. DE C.V. (HEREINAFTER, THE “SERVICE COMPANY”), AEROPUERTO DE ACAPULCO, S.A. DE C.V., AEROPUERTO DE CHIHUAHUA, S.A. DE C.V., AEROPUERTO DE CIUDAD JUAREZ, S.A. DE C.V., AEROPUERTO DE CULIACAN, S.A. DE C.V., AEROPUERTO DE DURANGO, S.A. DE C.V., AEROPUERTO DE MAZATLAN, S.A. DE C.V., AEROPUERTO DE MONTERREY, S.A. DE C.V., AEROPUERTO DE REYNOSA, S.A. DE C.V., AEROPUERTO DE TAMPICO, S.A. DE C.V., AEROPUERTO DE TORREON, S.A. DE C.V., AEROPUERTO DE SAN LUIS POTOSI, S.A. DE C.V., AEROPUERTO DE ZACATECAS, S.A. DE C.V. AND AEROPUERTO DE ZIHUATANEJO, S.A. DE C.V. (HEREINAFTER JOINTLY REFERRED TO AS THE “CONCESSION COMPANIES”), AND OPERADORA MEXICANA DE AEROPUERTOS, S.A. DE C.V. (HEREINAFTER, THE “STRATEGIC PARTNER”); AS WELL AS CONSTRUCTORAS ICA, S.A. DE C.V., AEROPORTS DE PARIS AND VINCI, S.A. (THE “PARTNERS OF THE STRATEGIC PARTNER”), JOINTLY AND SEVERALLY AS OBLIGORS OF THE OBLIGATIONS OF THE STRATEGIC PARTNER SPECIFICALLY MENTIONED HEREIN WITH THE ACKNOWLEDGEMENT OF BANCO NACIONAL DE COMERCIO EXTERIOR, SOCIEDAD NACIONAL DE CREDITO, TRUST DEPARTMENT (HEREINAFTER THE “TRUSTEE”), IN ACCORDANCE WITH THE FOLLOWING DEFINITIONS, RECITALS AND CLAUSES.

DEFINITIONS

The terms herein below mentioned shall have the meanings ascribed to each of them:

Assigned Airports

the Airports of the cities of Acapulco, Chihuahua, Ciudad Juárez, Culiacán, Durango, Mazatlán, Reynosa, Tampico, Torreón and San Luis Potosí and the municipalities of Apodaca, Nuevo León, Calera e Víctor Rosales, Zacatecas and de Teniente José Azueta, Guerrero, as described in the respective Concessions.

Shares	the shares representing the capital stock of the Holding Company.

Additional Shares	has the meaning set forth in Section 3.4 of this Agreement.

Optional Shares

such Series “B” shares representing 3% (three percent) of the capital stock of the Holding Company, which shall be kept in its treasury until the option to subscribe for and pay such shares under the terms of the Option Agreement is exercised or such agreement is terminated, including such shares that have been issued, are pending of payment and maintained in the treasury.

Issuance Minutes	the Minutes of the Extraordinary Shareholders’ Meeting.

ASA	Aeropuertos y Servicios Auxiliares.

Extraordinary Shareholders’ Meeting	the Extraordinary Shareholders’ Meeting of the Holding Company to be held on this date which, pursuant to the Option Agreement, shall resolve on the issuance of the Optional Shares.

Change of Control

with respect to any Person (“Person A”), any act (including, without limitation, any consolidation or merger) or a series of acts by virtue of which (i) a third party which is a Person other than Person A, acquires Control over such Person A; or (ii) if Person A transfers all or substantially all its assets to any third party, other Person than Person A (for the purposes of this definition, substantially all the assets shall mean any transfer of assets in a single act or in a successive series of acts representing 35% (thirty-five percent) or more of the net worth of Person A); or (iii) if the shareholders, members, partners or any other holders of rights in the capital of Person A approve any liquidation or dissolution plan of Person A. In addition to the above, a Change of Control in the Strategic Partner means any transfer by the Partners of the Strategic Partner of their participation therein in violation of the provisions of Section 2.4 of this Agreement, and any transfer by the Key Partners of their participation in the Strategic Partner which results in such participation representing a direct or indirect participation of less than 7.65% (seven point sixty-five percent) in the capital stock of the Holding Company. For the purposes of this definition, no event shall be considered as a Change of Control whenever (i) such event occurs in any domestic or foreign company quoting shares representing its capital stock in any domestic or foreign stock exchange or their shareholders are investing companies; or (ii) such event is a direct consequence of the sale of the share participation in a Person by any government or entity; or political subdivision thereof.

Auditing Committee

the auditing committee of the Holding Company to be conformed pursuant to the By-laws of the Holding Company, which shall, among others, have the obligation to verify the performance of the board of directors and officers of the provisions of the By-laws of the Holding Company and the applicable legislation.

Nomination and Compensation Committee	the committee provided for in the By-laws of the Holding Company.

Restructuring Committee	the Restructuring Committee of the Mexican Airport System, created by resolution published in the Official Gazette of the Federation on February 2, 1996.

Operating Committee	the operating committee of the Holding Company to be conformed pursuant to the By-laws of the Holding Company.

Concessions	the concession titles and amendments thereto, granted by SCT on June 29, 1998 to each of the Concession Companies to operate the Assigned Airports, respectively.

Agreement	this Participation Agreement.

Technical Assistance Agreement

the Technical Assistance and Transfer of Technology Agreement executed by and among the Holding Company, the Concession Companies, the Service Company and the Strategic Partner on the date hereof and attached hereto as Exhibit “E”.

Assignment Agreement

the Assignment Agreement executed on November 1, 1998, by and among ASA, as assignor, and each of the Concession Companies as assignees, with respect to the several agreements for the operation of the Assigned Airports.

Purchase and Sale Agreement

the Purchase and Sale Agreement of the Shares Package executed on this date by and among the Federal Government, through SCT, the Treasury of the Federation, with respect to the endorsement of the certificates representing the Shares Package and the Strategic Partner, and the Partners of the Strategic Partner, attached hereto as Exhibit “A”.

Personal Property Purchase and Sale Agreement

the agreement executed on December 1, 1998, by and between the Federal Government and the Service Company and each of the Concession Companies for the acquisition of the personal property necessary for its operation and the operation of the Assigned Airports and its amendment, dated August 24, 1999, attached as Exhibit “H” hereto.

Trust Agreement	the Trust Agreement executed on this date, by and among the Strategic Partner, the Trustee and the Holding Company pursuant to Section 2.7 hereof, attached hereto as Exhibit “C”.

Option Agreement	the Option Agreement executed on the date of this Agreement by and between the Strategic Partner and the Holding Company attached hereto as Exhibit “B”.

Management Services Agreement

the Management Services Agreement executed on June 14, 2000, by and among the Service Company and the Concession Companies attached to the Technical Assistance Agreement as Exhibit “4”, by means of which the former agreed to provide the Concession Companies with management services.

Control

(i) the holding of shares by a single Person of more than 35% (thirty-five percent) of the voting capital stock of another Person; (ii) the contractual right of one Person to appoint a majority of the members of the Board of Directors of another Person; or (iii) the right, of one Person to cause through its vote or through the joint vote of any of its Related Person or Persons, the adoption or rejection of any decision of the general shareholders meeting of another Person.

Shareholders Agreement

the Shareholders Agreement executed on this date by and among Nafin, and the Strategic Partner, appearing before the Federal Government, the Holding Company and the Trustee, attached hereto as Exhibit “D” and which shall become effective on the date on which the Strategic Partner receives from the Federal Government the second Shares Package pursuant to the terms of Section 2.6 of the Purchase and Sale Agreement.

Public Call

the call for the acquisition of certificates representing the capital stock of the Holding Company and the corresponding bidding conditions published in the Official Gazette of the Federation on December 17, 1999, and amendments thereto.

Auditing Committee Delegate	means the member of the Auditing Committee in charge of monitoring compliance with the Transaction Documents, on behalf of the Airport Group, as provided for by the By-laws of the Holding Company.

Transaction Documents	the Purchase and Sale Agreement, the Option Agreement, the Issuance Minutes, the Trust Agreement, the Technical Assistance Agreement and the Shareholders’ Agreement including the exhibits thereto.

Financial Statements

The audited financial statements to December 31, 1999, that include income statement, balance sheet, cash flow statement and statement of changes in financial position, as well as the notes to the same, individually for the Holding Company as well as for each of its subsidiaries in addition to the consolidated financial statements for the Holding Company.

By-laws of the Holding Company

the by-laws of the Holding Company, as amended from time to time, included in public deed number 53,703, granted on June 9, 2000 by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District and pending registration with the Public Registry of Commerce for the Federal District, attached as Exhibit “F” hereto.

Trust	the trust set up by means of the execution of the Trust Agreement pursuant Section 2.7 hereof.

Trustee	Banco Nacional de Comercio Exterior, Sociedad Nacional de Crédito, as trustee of the Trust Agreement.

Form

the document provided to the participants during the Bidding Process that contained the legal, financial and technical requirements to demonstrate their legal, technical, managerial and financial capacity.

Federal Government	the Federal Government of the United Mexican States through the SCT.

Airport Group	the Holding Company, the Service Company and the Concession Companies.

Process Information

all written information provided to the Strategic Partner during the Bidding Process upon the terms of the Public Call, including that contained in the Data Room (as such term is defined in the Public Call).

Nafin	Nacional Financiera, Sociedad Nacional de Crédito, in its capacity as trustee of 85% (eighty-five percent) of the Shares.

Public Offer	has the meaning set forth in Section 2.3 of this Agreement.

Share Participation	the Shares Package and the Optional Shares.

Shares Package

Series “BB” shares representing 15% (fifteen percent) of the capital stock of the Holding Company owned by the Federal Government, which does not include the Optional Shares, which are acquired on this date by the Strategic Partner, which are described in the Purchase and Sale Agreement.

Five-Year Waiting Period	has the meaning set forth in Section 2.4.1 hereof.

Seven-Year Waiting Period	has the meaning set forth in Section 2.4.2 hereof.

Three-Year Waiting Period	has the meaning set forth in Section 2.4.1 hereof.

Fifteen-Year Waiting Period	has the meaning set forth in Section 2.4.1 hereof.

Person

any individual or legal entity, association, joint venture, co-investment, trust, or any other entity or organization, including a government, entity or political subdivision or agency thereof, of any nationality.

Related Persons

with respect to any Person, (i) such companies Controlled by, under common Control with, or Controlling the applicable company; (ii) any subsidiary of a Related Person; (iii) such individuals having a consanguinity or civil relationship in direct line up to the fourth degree, in ascending or descending line, with any Person holding 5% (five percent) or more of the shares representing the capital stock of the applicable Person or with the Related Persons of such Person. With respect to the Strategic Partner, any Person with which it executed an operational agreement to comply with the obligations under the Technical Assistance Agreement.

Bidding Process	the bidding process of the Share Participation of the Holding Company published by SCT during the Public Call.

SCT or Ministry	the Ministry of Communications and Transportation.

Holding Company	Grupo Aeroportuario del Centro Norte, S.A. de C.V.

Service Company	Servicios Aeroportuarios del Centro Norte, S.A. de C.V.

Concession Companies

Aeropuerto de Acapulco, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., Aeropuerto de Ciudad Juárez, S.A. de C.V., Aeropuerto de Culiacán, S.A. de C.V., Aeropuerto de Durango, S.A. de C.V., Aeropuerto de Mazatlán, S.A. de C.V., Aeropuerto de Monterrey, S.A. de C.V., Aeropuerto de Reynosa, S.A. de C.V., Aeropuerto de San Luis Potosí, S.A. de C.V., Aeropuerto de Tampico, S.A. de C.V., Aeropuerto de Torreón, S.A. de C.V., Aeropuerto de Zacatecas, S.A. de C.V. and Aeropuerto de Zihuatanejo, S.A. de C.V.

Strategic Partner	Operadora Mexicana de Aeropuertos, S.A. de C.V.

Key Partners

the Mexican Partner and the Airport Operator Partner, shareholders of the Strategic Partner who shall hold pursuant to this Agreement at least 51% (fifty-one percent) of the capital stock of the Strategic Partner. Any interest in the capital stock of the Holding Company of the Key Partners over 51% (fifty-one percent) shall be considered as an interest of an Investing Partner.

Partners of the Strategic Partner	both the Key Partners and the Investing Partners of the Strategic Partner.

Investing Partners	those shareholders that jointly have a direct or indirect interest of up to 49% (forty-nine percent) in the capital stock of the Strategic Partner.

Mexican Partner

Constructoras ICA, S.A. de C.V., a company formed in accordance with the laws of the United Mexican States, in whose capital stock foreign investment shall not exceed 49% (forty-nine percent), and which demonstrated during the Bidding Process before the SCT expertise in the business and labor sectors in Mexico. The Mexican Partner shall hold pursuant to this Agreement at least 25.5% (twenty-five point five percent) in the capital stock of the Strategic Partner.

Airport Operator Partner

Aéroports de Paris, a company formed under the laws of France that evidenced international recognition and expertise in the performance of airport and commercial activities during the Bidding Process before the SCT and that shall hold pursuant to this Agreement, together with the Mexican Partner, at least 51% (fifty-one percent) of the capital stock of the Strategic Partner.

RECITALS

I.                                         The Federal Government represents, through SCT, through its legal representative, that:

I.1                                   On April 7, 1995, by means of a Presidential accord published in the Official Gazette of the Federation, the Interministerial Divestiture Commission was created.

I.2                                   Through several resolutions of the Interministerial Divestiture Commission passed at its meetings held on August 20 and 25, 1997, October 1, 1997 and February 17, 1999, it was resolved to initiate the process of opening the Mexican airport system to investment.

I.3                                   By resolution published in the Official Gazette of the Federation on February 2, 1996, the Restructuring Committee of the Mexican Airport System was created, whose purpose is to define the strategy to be followed on general and specific matters through the different stages of the restructuring process carried out by SCT, in accordance with the terms of the Airport Law and other applicable provisions, as well as to make recommendations and proposals.

I.4                                   On February 9, 1998, the General Guidelines for the Opening to Investment in the Mexican Airport System were published in the Official Gazette of the Federation.

I.5                                   On May 28, 1998, the Holding Company, the Service Company and the Concession Companies were incorporated.

I.6                                   On June 29, 1998, SCT granted to each of the Concession Companies the Concessions for the operation, management, and utilization and, as the case may be, construction of the Assigned Airports, respectively, copies of which are attached (without exhibits) to this Agreement as Exhibits “G-1 to G-13”.

I.7                                   On December 17, 1999, the Public Call was published in the Official Gazette of the Federation.

I.8                                   The Federal Government executed with the Service Company and the Concession Companies the Personal Property Purchase and Sale Agreement, by virtue of which it sold and transferred the personal property necessary for its operation and the operation of each of the Assigned Airports and under such Personal Property Purchase and Sale Agreement undertook an indemnification obligation in case of eviction thereto, as well as for the non-existence of any of the purchased assets. Consequently, the Federal Government undertook such obligations exclusively for the benefit of the Service Company and the Concession Companies upon the terms and conditions set forth in the Personal Property Purchase and Sale Agreement.

I.9                                   The Holding Company assumed and capitalized the liabilities that the Service Company and the Concession Companies had with the Federal Government in the amount of the price of the personal property under the Personal Property Purchase and Sale Agreement, which in total amount to Ps.88,847,444.61 (Eighty Eight Million Eight Hundred Forty Seven Thousand Four Hundred Forty Four 61/100 Mexican Pesos).

I.10                             On December 14, 1998, the fixed minimum capital of the Holding Company was increased in the amount of Ps.77,653,104.00 (Seventy Seven Million Six Hundred Fifty Three Thousand One Hundred Four Mexican Pesos) through the capitalization of liabilities in the amount of Ps.77,653,099.70 (Seventy Seven Million Six Hundred Fifty Three Thousand Ninety Nine 70/100 Mexican Pesos) for the benefit of the Federal Government, as well as through the cash contribution that the Federal Government will make, and as a result the Holding Company issued 77,653,104 (Seventy Seven Million Six Hundred Fifty Three Thousand One Hundred Four) Shares completely paid to the benefit of the Federal Government. Likewise, on August 31, 1999,

the fixed minimum capital of the Holding Company was increased in the amount of Ps.11,194,347.00 (Eleven Million One Hundred Ninety Four Thousand Three Hundred Forty Seven Mexican Pesos) by means of the capitalization of liabilities in the amount of Ps.11,194,344.91 (Eleven Million One Hundred Ninety Four Thousand Three Hundred Forty Four 91/100 Mexican Pesos) to the benefit of the Federal Government, as well as through the cash contribution the Federal Government will make, and as a result the Holding Company issued 11,194,347 (Eleven Million One Hundred Ninety Four Thousand Three Hundred Forty Seven) Shares completely paid to the benefit of the Federal Government.

I.11                             On June 5, 2000, a general extraordinary and ordinary shareholders meeting of the Holding Company was held, by virtue of which, a full amendment to its By-laws was resolved, which were included in public instrument number 53,704, granted on June 9, 2000 by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District and pending registration with the Public Registry of Commerce for the Federal District.

On the other hand, on June 2, 2000, the Holding Company entered into an Assumption of Liabilities Agreement with each of the Concession Companies by which the Holding Company assumed, on behalf of and in the name of each Concession Company, their liabilities deriving from the exploitation of the of the Concessions whose total amounts to Ps.3,962,404,890.00 (Three Billion Nine Hundred Sixty Two Million Four Hundred Four Thousand Eight Hundred Ninety Mexican Pesos). Said liabilities were capitalized for the benefit of the Federal Government on June 5, 2000. Additionally, the General Extraordinary Shareholders' Meeting of the Holding Company held on that same date approved the capitalization of the retained earnings account, as well as the updating of the capital stock referred in Note 10 of the Financial Statements. Derived from the capitalizations approved by shareholders of the Holding Company, the capital stock was increased in the amount of Ps.4,230'430,439.00 (Four Thousand Two Thousand and Thirty Million, Four Hundred and Thirty Thousand Four Hundred and Thirty-Nine Mexican Pesos) issuing 5,670'523,069 (5 Thousand Six Hundred and Seventy Million, Five Hundred and Twenty-Three Thousand and Sixty-Nine) fully paid-up Shares in favor of the Federal Government.

I.12                             The 100% (one hundred percent) of the capital stock of the Holding Company amounts to Ps.4,320'277,890.00 (Four Thousand Three Hundred and Twenty Million Two Hundred and Seventy-Seven Thousand Eight Hundred and Ninety Mexican Pesos), represented by 5,760'370,520 (Five Thousand Seven Hundred and Sixty Million, Three Hundred and Seventy Thousand Five Hundred and Twenty) common registered Shares without par value, fully subscribed, paid-in and outstanding. Additionally, under the terms of the Option Agreement and the Issuance Minutes, the Holding Company, on this same date, shall issue the Optional Shares that shall be kept in its treasury until the same are subscribed and paid.

I.13                             The Shares Package is comprised of 864'055,578 (Eight Hundred and Sixty-Four Million Fifty-Five Thousand Five Hundred and Seventy-Eight) Series "BB" common, registered Shares without par value, fully paid and non-assessable and without any lien or limitation of title thereon.

I.14                             On this same date, the Federal Government executed with Nafin, as trustee in trust number 5111-3, a stock purchase and sale agreement, in order that Nafin may acquire, in its capacity as trustee, Shares of the Holding Company representing 85% (eighty-five percent) of its capital stock (except one Share that Nafin directly obtained from ASA), and therefore, based on Article 46 of the Organic Law of the Federal Government and Article 75 of the Financial Institutions Law, as from the date of delivery and transfer of the shares that Nafin acquired according to that provided for in this recital, the Holding Company, the Service Company and the Concession Companies shall cease to be a majority government participation company.

I.15                             Its representative has sufficient powers and authority to execute this Agreement pursuant to Article 6, paragraph IX, of the SCT Internal Regulations.

II.                                     Nafin represents, through its legal representative, that:

II.1                               It is a national credit institution and development banking institution, incorporated under the Credit Institutions Law and its constitutive Organic Law, that it has legal authority and own-patrimony and that upon the terms of the latter, it is authorized to enter into this Agreement for the purposes set forth herein.

II.2                               On June 12, 2000 it executed as trustor and trustee an irrevocable trust agreement in order to promote investment in the airport industry and encourage a securities market of shares issued by Mexican companies through the public offer of such Shares it may acquire, and the share of the Holding Company previously owned by ASA.

II.3                               On the date hereof, it acquired from the Federal Government, in its capacity as trustee under the trust mentioned in paragraph II.2 above, Shares of the Holding Company representing 85% (eighty-five percent) of the Holding Company capital stock.

II.4                               Its attorney is duly authorized to enter into this Agreement on its behalf, upon the terms of public deed number 68,440, granted on May 29, 1997, by Mr. Cecilio González Márquez, Notary Public number 151 for the Federal District, registered in the Public Registry of Commerce for the Federal District, on July 25, 1997, under number 1275.

III.                                 The Holding Company represents, through its representative, that:

III.1                           It is a company incorporated under Mexican law, as evidenced in public instrument number 44,355, dated May 28, 1998, executed by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was recorded on June 25, 1998 with the Public Registry of Commerce for the Federal District under number 238,749.

III.2                           It holds 100% (minus one share held by the Federal Government) of the shares representing the capital stock of each of the Concession Companies and the Service Company, which are free from any lien or limitation of title.

III.3                           Its legal representative has sufficient powers and authority to execute this Agreement pursuant to public instrument number 52,704 dated June 28, 1999, granted by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District, which first deed copy was recorded on August 31, 1999 with the Public Registry of Commerce for the Federal District under number 238,749.

IV.                                Each of the Concession Companies represents that:

IV.1                           Aeropuerto de Acapulco, S.A. de C.V. was incorporated by means of public instrument number 44,369, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238598, on June 25, 1998.

IV.2                           Aeropuerto Chihuahua, S.A. de C.V. was incorporated by means of public instrument number 44,358, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238752, on June 25, 1998.

IV.3                           Aeropuerto de Ciudad Juárez, S.A. de C.V. was incorporated by means of public instrument number 44,357, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under the number 238751.

IV.4                           Aeropuerto de Culiacán, S.A. de C.V. was incorporated by means of public instrument number 44,359, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238753, on June 25, 1998.

IV.5                           Aeropuerto de Durango, S.A. de C.V. was incorporated by means of public instrument number 44,362, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238591, on June 25, 1998.

IV.6                           Aeropuerto de Mazatlán, S.A. de C.V. was incorporated by means of public instrument number 44,360, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 23589, on June 25, 1998.

IV.7                           Aeropuerto de Monterrey, S.A. de C.V. was incorporated by means of public instrument number 44,363, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238592, on June 25, 1998.

IV.8                           Aeropuerto de Reynosa, S.A. de C.V. was incorporated by means of public instrument number 44,364, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238593 on June 25, 1998.

IV.9                           Aeropuerto de San Luis Potosí, S.A. de C.V. was incorporated by means of public instrument number 44,367, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238751, on June 25, 1998.

IV.10                     Aeropuerto de Tampico, S.A. de C.V. was incorporated by means of public instrument number 44,365, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238594, on June 25, 1998.

IV.11                     Aeropuerto de Torreón, S.A. de C.V. was incorporated by means of public instrument number 44,361, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238590, on June 25, 1998.

IV.12                     Aeropuerto de Zacatecas, S.A. de C.V. was incorporated by means of public instrument number 44,366, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238595, on June 25, 1998.

IV.13                     Aeropuerto de Zihuatanejo, S.A. de C.V. was incorporated by means of public instrument number 44,368, executed on May 28, 1998, by Mr. Emiliano Zubiria Maqueo, Notary Public number 25 for the Federal District, which first deed copy was registered with the Public Registry of Commerce for the Federal District, under number 238597, on June 25, 1998.

IV.14                     Each of them holds a Concession for the operation, administration, exploitation and, as the case may be, construction of the airport corresponding to them and that are contained in Exhibits "G-1 to G-13" of this Agreement.

IV.15                     Their representative has sufficient powers and authority to execute this Agreement under the terms of the following public instruments all of them granted before Mr.Luis de Angoitia Becerra, Notary Public No. 109 for the Federal District.

a)                                      Public instrument number 52,878 dated August 23, 1999 regarding Aeropuerto de Acapulco, S.A. de C.V.

b)                                     Public instrument number 52,875 dated August 23, 1999 regarding Aeropuerto de Chihuahua, S.A. de C.V.

c)                                      Public instrument number 52,880 dated August 23, 1999 regarding Aeropuerto de Ciudad Juárez, S.A. de C.V.

d)                                     Public instrument number 52,881 dated August 23, 1999 regarding Aeropuerto de Culiacán, S.A. de C.V.

e)                                      Public instrument number 52,876 dated August 23, 1999 regarding Aeropuerto de Durango, S.A. de C.V.

f)                                        Public instrument number 52,867 dated August 20, 1999 regarding Aeropuerto de Mazatlán, S.A. de C.V.

g)                                     Public instrument number 52,870 dated August 20, 1999 regarding Aeropuerto de Monterrey, S.A. de C.V.

h)                                     Public instrument number 52,869 dated August 20, 1999 regarding Aeropuerto de Reynosa, S.A. de C.V.

i)                                         Public instrument number 52,879 dated August 23, 1999 regarding Aeropuerto de San Luis Potosí, S.A. de C.V.

j)                                         Public instrument number 52,877 dated August 23, 1999 regarding Aeropuerto de Tampico, S.A. de C.V.

k)                                      Public instrument number 52,873 dated August 20, 1999 regarding Aeropuerto de Torreón, S.A. de C.V.

l)                                         Public instrument number 52,874 dated August 20, 1999 regarding Aeropuerto de Zacatecas, S.A. de C.V.

m)                                   Public instrument number 52,868 dated August 20, 1999 regarding Aeropuerto de Zihuatanejo, S.A. de C.V.

V.                                    The Service Company represents, through its legal representative, that:

V.1                               It was incorporated by means of public deed number 44,356, dated May 28, 1998, granted by Mr. Emiliano Zubiría Maqueo, Notary Public number 25 for the Federal District, which first deed copy was recorded on June 25, 1998 with the Public Registry of Commerce for the Federal District under mercantile folio number 238750.

V.2                               Its representative has sufficient authority to enter into this Agreement pursuant to public deed number 52,872, dated August 20, 1999, granted by Mr. Luis de Angoitia Becerra, Notary Public number 109 for the Federal District.

VI.                                The Strategic Partner represents, through its legal representative, that:

VI.1                           It is a mercantile company duly incorporated under Mexican law by means of public deed number 79,502, dated June 9, 2000, granted by Mr. Armando Gálvez Pérez Aragón, Notary Public number 103 for the Federal District, recorded with the Public Registry of Commerce for the

Federal District and has sufficient authority under its corporate by-laws to enter into this Agreement and into each of the Transaction Documents.

VI.2                           Its capital stock amounts to Ps.50,000 (Fifty Thousand Mexican Pesos), represented by 50,000 common nominative shares, with a par value of Ps. 1.00 (1 Mexican Peso), distributed as follows:

	Number of Shares
Shareholder	Series “A”	%
Constructoras ICA, S.A. de C.V.	24,500	49.00

Aéroports de Paris	1,000	2.00

Vinci, S.A.	24,500	49.00

TOTAL:	50,000	100.00

VI.3                           Its legal representative has sufficient authority to enter into this Agreement and each of the Transaction Documents, pursuant to the authority granted to him by the public deed to which paragraph VI.1 refers.

VI.4                           Its shareholders obtained their authorization as participants in the Bidding Process by means of official document number GTA00-A108 dated March 27, 2000, issued by the Technical Secretary of the Restructuring Committee of the Mexican Airport System.

VI.5                           Constructoras ICA, S.A. de C.V. was authorized as Mexican Partner by evidencing sufficient expertise in the business and labor fields in Mexico, and Aéroports de Paris was also authorized as Airport Operator Partner by evidencing its ability and international reputation in the performance of airport and commercial activities. In addition, Vinci, S.A. (formerly called Société Générale D'Enterprises) was authorized as Investing Partners of the Strategic Partner.

VI.6                           Their shareholders submitted their bid to acquire the Share Participation under the terms of the Public Call and such bid was successful, same which was notified to them on May 31, 2000 by SCT, through the Chairman of the Restructuring Committee.

VI.7                           It has the necessary technical and financial capacity, as well as sufficient human resources to comply with its obligations under this Agreement and each of the exhibits hereto.

VII.                            The Partners of the Strategic Partner represent, through their respective representatives, that:

VII.1                       They appear to the execution of this Agreement for the purpose of stating their consent to their obligations under this instrument and the Transaction Documents.

VII.2                       Their representatives have sufficient powers and authority to execute this Agreement and the Transaction Documents under the terms of the following public instruments and that such authority has not been revoked or limited in any manner whatsoever:

a)             public instrument number 59,967, executed on September 29, 1998, by Mr. Jorge Alfredo Domínguez Martínez, Notary Public number 140 for the Federal District, in which the powers of the legal representative of Constructoras ICA, S.A. de C.V. are contained;

b)            public instrument number 78,528 executed on May 15, 2000, by Mr. Armando Gálvez Pérez Aragón, Notary Public number 103 for the Federal District, in which the powers of the legal representative of Aéroports de Paris are contained;

c)             public instrument number 78,524 executed on May 15, 2000, by Mr. Armando Gálvez Pérez Aragón, Notary Public number 108 for the Federal District, in which the powers of the legal representative of Vinci, S.A. are contained;

VII.3                       On this same date, the Strategic Partner has evidenced that it has the technical capabilities required according to the Public Call and based on the Operation Agreement entered into by Aéroports de Paris and the Strategic Partner on the same date, under which Aéroports de Paris shall provide the Strategic Partner the technical assistance and shall transfer the technology that is necessary in order for the latter to comply with its joint-and-several obligation undertaken under the terms of Section 1.2 of the Technical Assistance Agreement.

VIII.                        The Trustee represents, through its representative, that:

VIII.1                   Under its Organic Law, it is authorized to carry out trust operations pursuant to its corporate by-laws and the Financial Institutions Law.

VIII.2                   It appears to the execution of this Agreement for the purpose of becoming aware of the scope of its obligations as Trustee under certain Transaction Documents and to state its agreement therewith.

VIII.3                   Its representative is duly authorized to execute this Agreement on its behalf, as evidenced in public instrument number 32,541, issued on January 14, 1997, by Mr.Maximino García Cueto, Notary Public number 14 for the Federal District, which is duly registered with the Public Registry of Commerce for the Federal District.

Based on the recitals above, the parties to this Agreement agree to be bound by the following.

CLAUSES

1.                                      Purpose.

1.1                                 The purpose of this Agreement is to set forth the rights and obligations of the Strategic Partner, the Federal Government, Nafin, the Trustee and the Airport Group by virtue of the Bidding Process and the selection of the Strategic Partner in the management of the Assigned Airports under the General Guidelines for the Opening of the Mexican Airport System to Investment and the Public Call.

1.2                                 The parties hereto acknowledge that experience in the Mexican business practice, the skills and international experience in the performance of airport and commercial activities of the Partner of the Strategic Partner and the technical know-how that it may contribute to the management of the Assigned Airports are determining motives for the desire of the Federal Government and the Airport Group to execute this Agreement, the Transaction Documents and any agreements arising therefrom.

1.3                                 Joint Obligation. The Key Partners executing this Agreement undertake jointly  and severally with the Strategic Partner to be bound by obligations contained in Sections 2.1 and 2.3, and the obligations specifically set forth in Sections 2.6, 5.8 and 8.1.7 below. In turn, the Investing Partners executing this Agreement undertake jointly and severally with the Strategic Partner to be bound by the obligations mentioned in Sections 2.1 and 5.8 below.

1.4                                 Direct Obligation of the Key Partners. Notwithstanding the agreements referred to in Recital VII.3 above, each of the Key Partners hereby assume a direct obligation pursuant to Section 2.4.1 below.

1.5                                 Direct Obligation of the Strategic Partner and the Airport Operator Partner. The Strategic Partner and the Airport Operator Partner hereby assume the obligations referred to in the second paragraph of Section 2.6 and Section 5.10 below.

2.             Obligations of the Strategic Partner.

2.1                                 Acquisition of the Shares Package. The Strategic Partner binds itself to acquire the Shares Package and to pay the price therefor to the Federal Government upon the terms of the Purchase and Sale Agreement. For that purpose, on this date, the Federal Government, the Treasury of the Federation and the Strategic Partner, the Key Partners and the Investing Partners shall execute the Purchase and Sale Agreement with the Key Partners and the Investing Partners being joint and several obligors for the payment price of the Shares Package.

2.2                                 Acquisition of the Optional Shares. Provided that there is no Event of Default under this Agreement or in any Transactional Document, the Strategic Partner shall be entitled to subscribe for and shall be obligated to pay the Optional Shares as provided for in the Option Agreement and in the Issuance Minutes.

2.3                                 Participation in the Public Offer of the Shares. The Strategic Partner and the companies constituting the Airport Group expressly assume the obligation to assist Nafin so that, no later than 4 (four) years from the date hereof, the Airport Group carries out one or more public offers or other type of allocation to investors, under the applicable legislation in each jurisdiction (the “Public Offer”) of at least 36% (thirty-six percent) and all of the Shares of the Holding Company owned by Nafin, in its capacity as trustee, as provided for by Section 3.3 below.

In order for Nafin to be able to meet its purpose to place the Shares of the Holding Company as stated above, the Strategic Partner hereby binds itself to provide to Nafin or to the Holding Company copy of all documents necessary, including the association documents of the Partners of the Strategic Partners, and to carry out such actions, agreements and resolutions as may be necessary for the public offer of the Shares, pursuant to the terms, conditions and schedule provided by Nafin or its underwriters; it shall agree in the Trust Agreement that the Trustee votes for the approval of such actions and resolutions and provides such information and documentation as may be reasonably required to obtain the registration of the Holding Company and the Shares with the National Registry of Securities and Intermediaries, as well as the authorizations from the National Banking and Securities Commission, the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) and, as the case may be, the corresponding authorities of other countries.

It shall be understood that the Strategic Partner has complied with its obligation to assist in the above mentioned Public Offer of shares whenever (i) it has delivered to the SCT representative appointed for that purpose and to Nafin all the documents required under the Securities Market Law for the above purposes, official communication 11-29 of the National Banking and Securities Commission and any other applicable official communication or legal provision, and also pursuant to the formats of the competent authorities of the jurisdictions where the shares representing the capital stock of the Holding Company are intended to be offered and which may be required in writing by Nafin or the Federal Government in order to carry out the Public Offer of the Shares of Nafin; (ii) it has provided any information as may be required by the underwriters and collaborate with them; and (iii) the officers of the Airport Group, of the Strategic Partner and of the Key Partner requested by SCT attend any of the road-shows of the terms and conditions of the Public Offer and participate in the preparation, promotion and performance of such road-shows.

The parties agree that the Strategic Partner shall not receive any fee or reimbursement of expenses incurred by it by cooperating with Nafin under the terms of this section. In addition, the Strategic Partner agrees that in the event of failure to comply with its obligation under the terms of this section, it shall pay all costs and expenses incurred by Nafin and the Holding Company in connection with the Public Offer.

2.4                                 Preservation of a Minimum Participation. Pursuant to the provisions of the Public Call:

2.4.1        The Key Partners must jointly keep a minimum participation of 51% (fifty-one percent) of the Strategic Partner during the term of this Agreement (the “Fifteen-Year Waiting Period”) provided that the Mexican Partner must keep a minimum participation of 25.5% (twenty-five point five percent) in the capital stock of the Strategic Partner during such Fifteen-Year Waiting Period and any additional participation shall be considered as a participation of an Investing Partner subject to the Three-Year or Five-Year Waiting Period set forth below.

Furthermore, the Investing Partners must keep their participation in the Strategic Partner for 3 (three) years as from the first public offer of Shares of the Holding Company made pursuant to Section 3.3 hereof (the “Three-Year Waiting Period”) or for a period of 5 (five) years as from the date of execution of this Agreement (the “Five-Year Waiting Period”), whichever occurs first. Upon the completion of the Fifteen-Year and Three-Year or Five-Year Waiting Periods, as applicable, the Partners of the Strategic Partner may dispose of, or otherwise transfer, without restriction, their participation in the Strategic Partner.

2.4.2        The Strategic Partner must keep 51% (fifty-one percent) of its Share Participation in the Holding Company acquired under the Purchase and Sale Agreement for a term of 7 (seven) years from the execution date of this Agreement (the “Seven-Year Waiting Period”) and 49% (forty-nine percent) of its Share Participation during the Three-Year Waiting Period or the Five-Year Waiting Period, as the case may be, provided that upon the expiration of the Seven-Period Waiting Period, the Strategic Partner may annually dispose of up to one eighth of the 51% (fifty-one percent) of its Share Participation in the Holding Company to third parties, and upon the expiration of the Three-Year Waiting Period or the Five-Year Waiting Period, as the case may be, the Strategic Partner may dispose of or otherwise transfer, without restriction, the Shares that it holds in the Holding Company in excess of 51% (fifty-one percent) of the Share Participation.

2.4.3        Exceptions. The obligations of keeping a minimum participation for the Key Partners, the Investing Partners and the Strategic Partner included in Sections 2.4.1. and 2.4.2 above, shall not be applicable whenever (i) the participations referred to in such Sections are transferred in favor of a Related Person that is not an individual, complying with the requirements set forth in the Public Call and the Form and notice is given to the SCT fifteen (15) days in advance of such circumstance evidencing the compliance with the requirements mentioned above; or (ii) the participations referred to in Section 2.4.1 above are transferred with the prior authorization in writing from the SCT, between the Partners of the Strategic Partner or in favor of any third party provided that it is evidenced that such third party complies with the requirements set forth in the Public Call and the Form, as the case may be, and in the event that Nafin keeps an interest of less than 51% (fifty-one percent) of the capital stock of the Holding Company, in addition to evidencing the requirements mentioned above and obtaining the authorization of the SCT, the favorable vote of at least 51% (fifty-one percent) of the capital stock of the Holding Company shall be required. In any event mentioned in items (i) and (ii) of this paragraph, the purchaser shall bind itself in writing with the parties to each of the Transaction Documents to comply with the obligations set forth therein prior to the transfer of the corresponding participation.

2.5                                 Participation Limit. Under the By-laws of the Holding Company, Series "A" and "B" shareholders, individually or jointly with a group of Related Persons, may keep up to 10% (ten percent) of the Shares representing the capital stock of the Holding Company, provided that such limitation shall not be applicable to the Federal Government or to Nafin, as set forth in the By-laws of the Holding Company. Series "BB" shareholders shall have no limit of participation with respect to such series, however, the "BB" Series may only represent 15% (fifteen percent) of the capital stock. In the event that any "BB" Series shareholder acquires individually or jointly with a group of Related Persons Series "A" or "B" shares, such shareholders shall have a maximum participation of 20% (twenty percent) of the capital stock of the Holding Company and may only exercise the vote of Shares representing up to 10% (ten percent) of such capital stock.

2.6                                 Execution of the Technical Assistance Agreement. The Strategic Partner executes, on this date, the Technical Assistance Agreement with the Holding Company, the Service Company and the Concession Companies for the purpose of establishing and regulating its rights and obligations set forth in Section 2.8.2 below, and also to set forth the obligation of the Strategic Partner to provide technical assistance and transfer the necessary technology to the Airport Group for the operation of the Assigned Airports under the technical proposal submitted by the Strategic Partner in the Bidding Process. The Technical Assistance Agreement shall become effective on the date on which the Strategic Partner receives from the Federal Government the second Shares Package under the terms of the provisions of Section 2.5 of the Purchase and Sale Agreement. The Key Partners shall be jointly liable with the Strategic Partner with respect to the obligations contained in Sections 2.2, 3.2, 9.1 and 9.3 of the Technical Assistance Agreement.

The Strategic Partner and the Airport Operator Partner declare and guarantee that they have agreed (i) that at the end of the fourth anniversary of the Technical Assistance Agreement, the Airport Operator Partner shall maintain a minimum participation of 10% (ten percent) of the capital stock of the Strategic Partner represented by shares with full voting rights and non-assessable. The participation in the capital stock of the Strategic Partner that the Airport Operator Partner acquires in accordance with the provisions of this paragraph shall be considered as a participation of a Key Partner in the Strategic Partner and, therefore it shall be subject to the permanency obligations provided for in Section 2.4.1 of this Agreement; and (ii) that such obligation may not be modified without the authorization of the SCT. Notwithstanding the foregoing, if the Strategic Partner and the Airport Operator Partner agree that the latter maintains a greater participation in the capital stock of the Strategic Partner, provided that the participation of the Mexican Partner in the Strategic Partner is not less than 25.5% (twenty-five point five percent), the authorization of the SCT will not be required, but it shall be enough that the Strategic Partner gives the SCT a notice in connection with such acquisitions of additional participation at least 3 (three) businesses days prior to the date in which the same becomes effective.

The Strategic Partner and the Partners of the Strategic Partner accept that the non-compliance with the provisions of the preceding paragraph will cause an immediate reduction of 50% (fifty percent) of the compensation provided for in Section 6.2.1 of the Technical Assistance Agreement.

2.7                                 Contribution to the Trust. For the purpose of guaranteeing (i) the negative covenants provided for in Section 2.4 above, (ii) the obligation of the Strategic Partner not to vote more than 10% (ten percent) of the Shares, and that the Shares exceeding such percentage are voted in the same manner as a majority of the Shares into which the capital stock of the Holding Company is divided, and (iii) the obligations set forth in the Technical Assistance Agreement, the Strategic Partner, the Holding Company and the Trustee agree to execute on this date the Trust Agreement, in which the Trustee shall act as such, the Strategic Partner shall act as trustor and first beneficiary, and the Holding Company shall act as second beneficiary. By virtue of such Trust Agreement, the Strategic Partner shall contribute the Shares Package to the Trustee, so that such shares are kept in the Trust. Likewise, the obligation of the Strategic Partner to contribute the Optional Shares it may acquire to the Trust shall be set forth.

2.8                                 Participation in the Management. The Strategic Partner shall participate in the management of the Concession Companies through the following mechanisms:

2.8.1        Board of Directors. The Strategic Partner shall participate in the board of directors of the Holding Company through the appointment of 3 (three) permanent members thereof and their alternates, such appointment corresponding to it by reason of its holding of Series “BB” Shares of the Holding Company. As long as Nafin maintains a participation in the capital stock of the Holding Company equivalent to or greater than 50% (fifty percent), the Strategic Partner, through the Trustee, shall appoint such members, in compliance with the requirements set forth in the By-laws and the Shareholders’ Agreement. Once Nafin keeps a participation of less than 50% (fifty percent), the 3 (three) members shall be appointed by the Series “BB” shareholders at the shareholders meeting pursuant to the By-laws and must satisfy at least the requirements set forth below:

(i)                                                 be persons of good reputation and thorough business experience, as such requirements may be defined by the Nomination and Compensation Committee;

(ii)                                              they must have no conflict of interest with the Airport Group; and

(iii)                                           such persons shall not hold any position in the Airport Group.

2.8.2        Officers of the Airport Group. The directors appointed by the Strategic Partner pursuant to paragraph 2.8.1 above shall be entitled to designate and freely remove 3 (three) of the members of the Operating Committee and their alternates, one of which must be the General Director, as well as one half of the number of people forming the first level of management and reporting to the General Director pursuant to the organizational chart attached to this Agreement as Exhibit “J”, or in accordance with any new organizational chart that in the future is approved by the Board of Directors of the Holding Company, provided that such persons shall have, at least, the duties referred to below in paragraphs 2.8.2.3 to 2.8.2.5, as applicable, and who must comply with the requirements set forth under the Technical Assistance Agreement:

2.8.2.1               Operating Committee: The Holding Company and the Airport Group shall be jointly managed by an Operating Committee which shall be formed by 6 (six) members, who may or may not be officers of the Service Company. Pursuant to the By-laws, the members of the board of directors of the Holding Company appointed by the series “BB” shareholders shall appoint and be entitled to remove 3 (three) members that form the Operating Committee and their alternates, one of whom must be the General Director, and the remaining 3 (three) shall be designated by majority vote of the board of directors of the Holding Company. The General Director shall act as Chairman of the Operating Committee and shall have a deciding vote in the event of a tie.

2.8.2.2               General Direction: The General Director shall be responsible for the management of the Airport Group and monitoring the operation of the corporate business through the planning, programming and organization of the Airport Group. For such purposes, he shall also be required to (i) direct the performance of the Airport Group programs; (ii) take any steps conducive to performing the functions of the Airport Group, airport operation and the rendering of services, so as to render such services in an articulated, congruent and efficient manner, and to maintain close coordination with the competent authorities; and (iii) verify, control and evaluate the performance of the Airport Group.

2.8.2.3               Senior Position in charge of the Marketing Area: Responsible for (i) the preparation and application of marketing programs intended to increase the traffic or income of the Assigned Airports, as well as to monitor the effectiveness of the marketing practices, (ii) coordinate with regional and national agencies and other instances, the promotion of the Assigned Airports and the region with the airlines, tourist operators, travel agencies and other traffic generators; (iii) prepare and carry out advertising strategies with mass media and public relations agencies; (iv) the relationship with the operative areas with respect to customer satisfaction programs and practices; and (v) the creation of a marketing team and achieve an adequate transfer of technology, reporting in all events directly to the General Direction;

2.8.2.4               Senior Position in charge of the Commercial Area: Responsible for (i) developing commercial activities in the Assigned Airports pursuant to the standards offered by the Strategic Partner in its technical offer (commercial premises, food and beverages, advertising, etc.); (ii) the preparation of global strategies, including marketing, commercialization, real estate development, advertising and its application thereof throughout the Airport Group; (iii) collaborate with the Financial Area and the legal department to guarantee that the terms and awarding of the commercial agreements conform to the best commercial and international practice, (iv) the development of coordination programs which retailers/tenants which shall include surveillance and audit procedures; and (v) creating and training the commercialization team by Assigned Airport and throughout the Airport Group, reporting in all events directly to the General Direction;

2.8.2.5               Senior Position in charge of the Financial and/or Administrative Area: Responsible for (i) the strategy of improvement, updating and installation of the information systems and the financial reports that may be required; (ii) control of the treasury and investments of the Airport Group; (iii) collaborate with the General Direction and other areas to develop the business plans of the Airport Group, budgets and financial goals; (iv) the relationship with the capital markets and implementing strategies of relationships with investors including the coordination of the registry of the Holding Company in the securities markets where the Public Offer is carried out, if applicable, as well as to coordinate the works of the Holding Company tending to conclude the Public Offer; (v) development and implementation of financing, treasury and comptrollership policies; (vi) formulation and application of acquisition and supplying procedures; and (vii) making sure that the members of this department receive proper training, reporting in all events directly to the General Direction and working closely with the Auditing Committee of the Service Company;

2.8.2.6               Senior Position in charge of the Area of Operations: Responsible for auditing and supervising and, as the case may be, improving the systems of operation and equipment related to the administration of the terminal, flight and landing area, management of passengers, distribution of taking-off and landing schedules, security and environmental protection; and

2.8.2.7               Senior Position in charge of the Area of Human Resources: It shall prepare and be responsible for the labor relationship and maximizing the labor force and the collective labor relationships.

The above described positions may be gathered in one officer or person in accordance with the chart attached hereto as Exhibit "J".

2.9                                 Acknowledgement of the Obligations of the Airport Group. The Strategic Partner represents that is aware of the By-laws of the Holding Company, the Service Company and of the Concession Companies and therefore, is acquainted with the mechanisms set forth in such documents for the making of decisions within the Airport Group in connection with its operation, with which it obliges itself to comply in all respects.

Likewise, the Strategic Partner states that it is aware of the terms and conditions contained in the Management Services Agreement and that under this Agreement, it assumes the obligation to provide the Service Company such technical assistance as may be required pursuant to the Technical Assistance Agreement, so that the Service Company may comply, in turn, with its obligations under the Management Services Agreement. The foregoing shall not be understood as an adhesion by the Strategic Partner to the Management Services Agreement.

Finally, the Strategic Partner acknowledges that it is fully aware that the companies that comprise the Airport Group have executed collective bargaining agreements with their employees and have different plans with respect to their labor relationships as mentioned in Section 6.1.3 below.

3.                                      Obligations of the Federal Government and Nafin.

3.1                                 Sale of the Shares Package. The Federal Government agrees to sell and transfer the Shares Package to the Strategic Partner upon the full payment of the price thereof upon the terms set forth in the Purchase and Sale Agreement, provided that the Strategic Partner shall, upon receipt of the certificates representing the capital stock of the Airport Group, contribute to the Trust referred to in Section 2.7 above, the Shares corresponding to the Shares Package.

3.2                                 Execution of Agreements. The Federal Government, Nafin and the Trustee, agrees to execute on this date (i) the Purchase and Sale Agreement; (ii) the Trust Agreement; (iii) the Shareholders’ Agreement, (iv) the Option Agreement; and (v) to hold the Extraordinary Shareholders’ Meeting respectively, as applicable.

3.3                                 Public Offer of Shares. Not later than 4 (four) years from the date of this Agreement, Nafin agrees to make one or more public offers or other kind of public stock placement according to the applicable regulation of each jurisdiction which jointly represent at least 36% (thirty-six percent), in the aggregate, of the Shares representing the capital stock of the Holding Company held by Nafin, in the domestic and international securities markets, only if the market conditions are advantageous to carry out such sale.

3.4                                 Purchase Option. In the event that Nafin is not able to carry out the Public Offer of at least 36% (thirty-six percent) of the Shares representing the capital stock of the Holding Company pursuant to Section 3.3 above, Nafin promises to sell to the Strategic Partner a number of Shares equivalent to 36% of the capital stock of the Holding Company (the “Additional Shares”) outstanding at that time (without considering such Portion of Shares pending exercise pursuant to the Option Agreement), upon the terms and conditions set forth below:

3.4.1.       The sale price of the Additional Shares shall be equal to $0.0768 U.S. Dollars ($0.0768 U.S. Dollars), plus interest equal to 5% (five percent) per year. The price of the Additional Shares shall be decreased, as the case may be, in an amount equivalent to the amount of dividends paid in cash or in shares by the Holding Company to Nafin as of the date of execution of this Agreement.

3.4.2.       The Strategic Partner shall have a period of 12 (twelve) months from the fourth anniversary of the execution of this Agreement in the event that the public offer of shares referred to in Section 3.3 above is not performed, to notify Nafin in writing (the “Purchase Notice”) of its intention to exercise the purchase right set forth in Section 3.4 above, provided that if the Purchase Notice is not filed in the aforementioned period such purchase right shall be deemed as terminated.

3.4.3.       Upon receiving a Purchase Notice, Nafin and the Trustee, within 30 (thirty) business days must (i) hold a shareholders meeting of the Holding Company which purpose is to eliminate the limits of individual participation set forth in Article Ten of the By-laws of the Holding Company so that the Strategic Partner is able to acquire the Additional Shares, (ii) execute an agreement for the modification of the Transaction Documents in order to eliminate the limits of individual participation for the shareholders of the Holding Company; and (iii) obtain all the governmental authorizations required for that purpose.

3.4.4.       In the event that the Strategic Partner has filed a Purchase Notice with Nafin, the Strategic Partner must pay the price to Nafin in U.S. Dollars, currency of the United States of America, or in pesos, at the exchange rate of the payment date, as published by Banco de México in the Official Gazette of the Federation in immediately available funds, in the manner instructed by Nafin in writing not later than 60 (sixty) business days after the date of receipt by Nafin of the Purchase Notice.

3.4.5.       In the event that the Strategic Partner acquires the Additional Shares, it must execute with Nafin prior to such acquisition, an agreement by virtue of which it undertakes the following obligations:

(i)                                     Within 5 (five) years from the date of acquisition of the Additional Shares, it shall sell and place in the domestic and international securities markets through one or several public offers or other type of placements to investors pursuant to the applicable legislation in each jurisdiction, shares representing at least 36% (thirty-six percent) of the capital stock of the Holding Company, in which case Nafin shall be entitled to sell therein or in the other public offers, a proportion of Shares equal to those placed by the Strategic Partner, and

(ii)                                  Nafin shall be entitled to sell its Shares in the securities market through a public offer at any time after execution of this Agreement and notwithstanding the fact that the Strategic Partner has acquired the Additional Shares it shall continue to be bound pursuant to Section 2.3 above, upon Nafin’s request. In the event that Nafin places its Shares in the securities market, the Strategic Partner must sell its participation in the Additional Shares in such public offer, provided that the sale price per share (considering any dilution) is equal to or greater than the price of exercise and acquisition of the Additional Shares in dollars at the exchange rate of the date of acquisition thereof plus interest equal to 5% (five percent) per year. In the event that favorable market conditions exist and the Strategic Partner fails to comply with the obligation set forth in paragraph (i) above and in this paragraph, the Strategic Partner shall contribute the Shares owned by it at that time representing 36% (thirty-six percent) of the capital stock of the Holding Company in an irrevocable trust where the trustee is instructed to vote such Shares in the same manner as the vote of a majority of the capital stock of the Holding Company, unless the price of the Public Offer is less than the price of acquisition of the Additional Shares in dollars at the exchange rate of the acquisition date thereof plus interest equal to 5% (five percent) per year.

(iii)                               In the event that the market conditions do not allow the Strategic Partner to comply with the requirements of paragraph (i) above, the agreement referred to in this Section shall survive for an indefinite period of time until the market conditions allow the Strategic Partner or Nafin to comply therewith.

(iv)                              In the event that Nafin wishes to exercise the right mentioned in paragraph (i) above, the Strategic Partner must comply with the obligations contained in Section 2.3 above, determining by common agreement the percentage of shares that may be offered in the securities market. In all events, Nafin and the Strategic Partner shall participate in such offer with the sale of Shares in equal amounts.

(v)                                 In the event that the Strategic Partner contributes its Shares to a trust upon the terms of paragraph (ii) above, the Strategic Partner shall have at all the times the right to instruct the trustee to sell such Shares in the securities market and to deliver to it the proceeds thereof.

3.4.6.       The Shares Package and the Optional Shares, as the case may be, shall be kept in the Trust to guarantee only the obligations of permanence provided for in Sections 2.4. and 2.4.2 above, therefore amending the Trust Agreement in order for the Strategic Partner to become entitled to instruct the Trustee as to the manner in which the Shares Package must be voted in its entirety.

3.5                                 Nafin, in its capacity as trustee, undertakes to comply with the terms of the Purchase and Sale Agreement referred to in recital 1.14 above, as well as to execute the Shareholders’ Agreement and to comply with the obligations contained therein, in particular those provided for in Section 3.4 above.

4.                                      Obligations of the Airport Group.

4.1                                 Optional Shares. Once the Strategic Partner has acquired the Shares Package and the shareholders of the Holding Company have approved this acquisition, the Holding Company undertakes to issue the Optional Shares and to keep them in its treasury pending their subscription and payment by the Strategic Partner during such period and upon such terms as set forth in the Option Agreement. Likewise, it undertakes to keep such Optional Shares representing at all times 3% (three percent) of the capital stock of the Holding Company after issuance thereof. Accordingly, the Holding Company undertakes to execute the Option Agreement.

4.2                                 Technical Assistance Agreement. The Holding Company, the Service Company and the Concession Companies undertake to execute as of this date the Technical Assistance Agreement and consequently, to carry out any acts necessary for the performance of their obligations thereunder.

4.3.                              Public Offer. The Holding Company assumes the obligations set forth in Section 2.3 above with respect to the assistance to Nafin in the achievement of the Public Offer in accordance with the terms, conditions and time schedule that to such effect is established by Nafin or by its underwriters.

4.4.                              Prohibition of Sale or Assignment. The Holding Company agrees that during the term of the Option Agreement, it shall not transfer more than 49% (forty-nine percent) of the capital stock of any of the Concession Companies, nor shall it allow that the latter assign the Concessions they have to operate the Assigned Airports. In any event, the Holding Company shall observe the relevant provisions contained in the By-laws of the Holding Company.

5.                                      Commitments of the Strategic Partner.

The Strategic Partner guarantees to the Federal Government and to the Airport Group that upon the execution of this Agreement and as long as its obligations under the Transaction Documents remain in force that:

5.1                                 Incorporation, Organization and Authorities. It is a company duly incorporated and validly existing as stated in the recitals section of this Agreement and that its legal attorney has sufficient authority to execute the same and to bind the Strategic Partner as provided for under the Transaction Documents.

5.2                                 Validity of the Agreement. This Agreement has been validly entered into by the Strategic Partner and constitutes a valid and binding obligation of the Strategic Partner, enforceable in accordance with its terms.

5.3                                 Approvals or Notices. Except for the authorizations set forth in Section 7.1.4 of this Agreement, the execution of this Agreement by the Strategic Partner and the Key Partners and the performance of the transactions contemplated herein: (i) does not breach or require the consent, approval or filing of any notice under any applicable law; (ii) except for the Trust, does not result in the creation of any lien on the shares, does not constitute a breach or result in the acceleration or advance termination of the obligations of the Strategic Partner or the Key Partners or in the creation of a lien pursuant to the corporate by-laws of the Strategic Partner or the corporate by-laws of the Key Partners or in the advance termination of any mortgage deed, lease, license agreement, agreement or instrument to which the Strategic Partner or the Key Partners is a party or by virtue of which the Strategic Partner, the Key Partners or their assets are affected in a manner such that they originate a default on the obligations of the Strategic Partner or the Key Partners in respect of any Transaction Document or represent a contingency equivalent to or greater than 10% (ten percent), jointly or individually of their annual net sales; and (iii) does not result in the termination or forfeiture of any right in the agreements to which the Strategic Partner or the Key Partners are a party.

5.4                                 Taxes. As of the date hereof, the Strategic Partner and the Key Partners have filed in due time with the federal, state and municipal authorities, as well as with any other governmental entities, all necessary tax returns and made all tax payments that must be made with respect to the Strategic Partner and have paid, or made a provision in their financial statements for, all taxes derived from the operation thereof, and no issue has arisen or been claimed by the authorities in connection with the above, or if such is the case, have initiated the appropriate actions which are necessary to challenge the payment of taxes that were improperly assessed or confirm their compliance with the tax laws.

5.5                                 Litigation. As of the date hereof, neither the Strategic Partner nor the Key Partners have any litigation, proceeding, claim or governmental investigation pending, or litigations brought by any third parties other than those with respect to which SCT has been informed during the Bidding Process, that might affect the continuance of their operations if resolved adversely against the Strategic Partner or the Key Partners, including any judgment in bankruptcy or suspension of payments, upon its own request or upon third parties request, and are in compliance with their payment obligations with any third parties, or as the case may be, have initiated the corresponding actions to confirm the compliance with such obligations.

5.6                                 Financial Statements. The Partners of the Strategic Partner maintain financial statements that (i) are true, complete and have been prepared according to the records of the Partners of the Strategic Partner; (ii) accurately reflect the financial condition, assets and liabilities of the Partners of the Strategic Partner; (iii) have been prepared pursuant to generally accepted accounting principles, consistently applied; and (iv) will be delivered to the Federal Government upon its request. Likewise, the Strategic Partner undertakes to maintain financial statements that comply with the provisions of numerals (i) and (ii) above and to deliver them to the Federal Government upon its request.

5.7                                 Patents and Trademarks, etc. The Strategic Partner and the Key Partners, as applicable, have all patents, registered trademarks, software licenses and copyrights as may be necessary to render the technical assistance under the Assistance Agreement. No patent or patent application necessary to render the technical assistance under such Agreement is involved in a patent infringement proceeding, which might limit its use. The Strategic Partner or the Partners of the Strategic Partner do not use and have not planned to use or sell any asset that might infringe on any brand, patent, license or right of any individual or legal entity which might require a license or sublicense under any such patents, licenses or rights. The Strategic Partner or the Partners of the Strategic Partner have not received any notice notifying them that they have infringed any patents, trademarks, licenses, copyrights, industrial secrets or any other rights related to the Technical Assistance Agreement to the prejudice of any individual or legal entity.

5.8                                 Guarantee. The Partners of the Strategic Partner granted a guarantee as part of the Bidding Process covering the payment of damages and losses in the event of default in the payment of the price of the Shares Package and any other consideration in favor of the Federal Government under the Purchase and Sale Agreement.

5.9                                 Financial Structure. In accordance with that which is set forth in Section 9.6.3 of the Public Call, the Strategic Partner agrees to keep in its financial structure, for a period of 15 (fifteen) years from the date of signing of this Agreement, a debt level in which the total debt-to-equity ratio shall be less than or equal to 50% (fifty percent).

5.10                           Airport Operator Partner's Participation in the Strategic Partner. The Airport Operator Partner shall have, at the end of the fourth year of the term of the Technical Assistance Agreement, a minimum participation of 10% (ten percent) in the capital stock of the Strategic Partner, represented by shares with full voting rights and non-assessable, which participation shall be subject to the permanence obligations provided for in Section 2.4.1 of this Agreement; and such obligation will not be modified without the authorization of the SCT.

6.                                      Commitments of the Airport Group.

The Airport Group represents and warrants that:

6.1                                 Organization and Authority. Each of the companies that constitute the Airport Group is a company duly organized and validly existing under the laws of the United Mexican States. Furthermore, each of the companies that constitute the Airport Group has sufficient powers and authority to lease, encumber and use its assets, as well as to carry out its business as they currently carried them in the United Mexican States. No dissolution or liquidation proceeding has been filed by any such companies. The companies of the Airport Group have made available to the Strategic Partner complete copies of their registry books, the minutes of their board of directors' and shareholders' meetings, as well as any other books and records of the company, all of which are adequate and correct.

6.2                                 Validity of the Agreement. This Agreement has been validly executed by the companies that comprise the Airport Group and constitutes a valid and binding obligation for each of them, enforceable under the terms set forth herein.

6.3                                 Capitalization. Except for the Optional Shares each and all of the Shares that constitute the capital stock of the companies of the Airport Group have been duly authorized, fully paid, have been issued in accordance with any applicable laws and in their issuance there is no breach of any preferential or similar rights. In addition to such Optional Shares, there are no options, guarantees, rights, agreements, calls, commitments and offers of any nature related to the Shares. The Shares are free from any lien, interest, restriction or limitation of title.

6.4                                 Approvals or Notices. Except for the authorizations referred to in the recitals of this Agreement, which have been obtained, the execution hereof by the Airport Group and the transactions contemplated herein shall not (i) breach or require any consent or approval under any applicable law; (ii) except for the Trust, result in the creation of any lien on the Shares, constitute a default or result in the acceleration of the obligations of the companies that comprise the Airport Group or in the creation of any lien on any portion of the assets of the companies under the corporate by-laws of the companies that constitute the Airport Group or any mortgage deed, lease, license agreement, agreement or instrument to which the companies are a party or by virtue of which any of them or their assets are affected; or (iii) result in the termination or forfeiture of any right in the agreements to which they are parties.

6.5                                 Financial Statements. The Financial Statements are true and correct, complete and have been prepared according the terms mentioned in the notes of the auditors submitted therewith.

6.6                                 No Amendments. Except as otherwise provided for in Exhibit "I" of this Agreement, as of the date of preparation of the Financial Statements, as reflected therein, there has been no adverse change in the assets, liabilities, financial condition and operations of the Airport Group that may prevent the companies conforming the same from continuing to operate, except for any changes arising in the ordinary course of business or such amendments and situations as have been informed to the Strategic Partner. In the event of any change, as provided for in this paragraph, to the detriment of the Airport Group, the Federal Government shall only respond under the terms of Section 10. of the Stock Purchase and Sale Agreement, in case that the working capital generated (current assets minus current liabilities) as of the date of the Financial Statements is not sufficient to compensate for such changes in favor of the Airport Group.

6.7                                 Title to Concessions. Each of the Concession Companies holds title of a Concession for 50 (fifty) years, subject to extension, to administer, operate or exploit and, as the case may be, build the Assigned Airport corresponding to each of them, and to use and enjoy the public domain assets referred to in such Concessions and which are necessary for the operation of the corresponding Assigned Airports, and such Concessions are not subject to any proceeding that may affect their validity.

6.8                                 Title to Assets. Each of the Holding Companies owns the assets described in the Personal Property Purchase and Sale Agreement, which are free and clear of any lien or limitation of title.

6.9                                 Taxes. The Airport Group has timely filed with the corresponding federal, state and municipal authorities, and with any other governmental entities, all necessary tax returns and made all payments with respect to the companies that constitute the Airport Group and has paid, caused to be paid, or made a provision in the Financial Statements, for the payment of all taxes arising from the operation thereof and no matter has arisen or been claimed by the competent authorities and therefore, they do not reserve any right or action to claim any payment or compensation thereof.

6.10                           Litigation. The Airport Group has no litigation, proceeding, claim or governmental investigation pending against the companies that constitute the Airport Group, or any litigation brought by any third parties, other than those which have already been informed to the Strategic Partner during the Bidding Process in the Process Information, which might prevent the continuance of their operations if resolved adversely against the companies that constitute the Airport Group. In addition, it has no knowledge that a bankruptcy or suspension of payments procedure has been initiated, since they are in compliance with all their monetary obligations.

6.11                           Compliance. No notice has been received by the companies that constitute the Airport Group informing them that they have incurred in any breach to the Concessions any law, requirement, regulation, injunction, notice, decree, or any violation, except as otherwise informed to the Strategic Partner during the Bidding Process, which might prevent the Concession Companies from continuing with their operations. Likewise, none of the Concession Companies has breached their corporate by-laws or violated any corporate restrictions. The companies that constitute the Airport Group are not under the presumption of any event of default with respect to any provisions contained in any agreement, contract or instrument to which the companies are a party and under which they are bound in such manner that it prevents that they continue operating or maintaining any of their properties or assets.

6.12                           Compliance with Environmental, Health and Safety Matters. To the knowledge of the Airport Group:

6.12.1      Each of the companies that constitutes the Airport Group is in compliance with all applicable environmental laws, except as otherwise indicated in the audit carried out by the Federal Environmental Protection Agency, and must comply with the plan of action determined for it by such authority and informed to the Strategic Partner during the Bidding Process in the Process Information;

6.12.2      Any notices, permits, licenses or similar authorizations that should have been obtained or filed with any environmental authority in connection with the operation of the business have already been obtained or, as the case may be, filed, except as otherwise indicated in the audit carried out by the Federal Environmental Protection Agency and it must comply with the plan of action determined for it by such authority and informed to the Strategic Partner during such Bidding Process in the Process Information;

6.12.3      There are no past or pending investigations, proceedings or claims against the companies that constitute the Airport Group related to the presence, removal or disposal of any hazardous material or due to any breach of any applicable environmental law, except as otherwise informed to the Strategic Partner during the Bidding Process in the Process Information;

6.12.4      Out of the ordinary course of business, no hazardous material has been stored or kept in any building owned by the companies that constitute the Airport Group or under their concession, or in any building leased by the companies, other than those which were informed to the Strategic Partner during the Bidding Process in the Process Information;

6.12.5      None of the buildings owned, leased or operated by the companies that constitute the Airport Group has been used as a waste site or contains underground storage tanks, except as otherwise informed to the Strategic Partner during the Bidding Process and except for those necessary in the ordinary course of their business;

6.12.6      The companies that constitute the Airport Group have no knowledge of any conditions or circumstances that exist or have existed that might have caused or imposed any responsibility for such companies with respect to any applicable environmental law, except for those informed to the Strategic Partner during the Bidding Process in the Process Information;

6.12.7      No company constituting the Airport Group has received any notice or claim or has knowledge of any factors from which it may be implied that they are responsible vis-à-vis any person, as a result of any hazardous material originated or stored in any building owned or leased by the companies at any time, or that such materials have been unloaded, issued, removed or transported from any other source to any building owned or leased by the companies that constitute the Airport Group, except as otherwise stated to the Strategic Partner during the Bidding Process in the Process Information; and

6.12.8      No condition or circumstance exists or has existed, and none of the activities carried out by the companies that constitute the Airport Group is occurring or has occurred, that has resulted in an exposure to a hazardous material affecting any person or property with respect to which the owner of the building or the companies constituting the Airport Group might be held responsible in the future for damages and losses resulting from such exposure, except as otherwise stated to the Strategic Partner in the Information Process during the Bidding Process.

6.13                           Labor Matters. None of the companies that constitute the Airport Group has suffered any strike or lockout by any union or group of workers, except for what was disclosed to the Strategic Partner during the Bidding Process in the Process Information. Each of the companies, as of the date hereof, has made all payments required by the applicable laws or has reserves, as reflected in their respective financial statements, sufficient for the making of such payments already due to the Retirement Savings Fund System and the Mexican Social Security Institute. The companies have complied with all applicable provisions set forth in the labor laws for the operation of the companies that constitute the Airport Group, including provisions concerning the income withholding tax, labor relationships, fees, equal opportunities, payment of pensions, assessments, social security and other taxes.

The companies that constitute the Airport Group have executed collective bargaining agreements with their employees. Likewise, they have executed several plans with respect to their labor relationships, which include, for example, but without limitation, social security plans (birth, marriage and death) and savings fund plans.

7.                                      Conditions Precedent.

7.1                                 Conditions Precedent for the Strategic Partner. The Strategic Partner stipulates that no obligation shall arise for the Federal Government or the Airport Group under this Agreement and the Transaction Documents, due to a failure by the Strategic Partner in not complying with the following conditions precedent:

7.1.1        Formalization. The Strategic Partner shall have formalized the Transaction Documents on the date of this Agreement;

7.1.2        Payment of the Price. The Strategic Partner shall have paid the price of the Shares Package on the date established by, and under the terms of, the Stock Purchase and Sale Agreement;

7.1.3        No Default. No Event of Default imputable to the Strategic Partner under this Agreement or the Transaction Documents shall have occurred; and

7.1.4        Authorizations. The Strategic Partner shall have obtained each and all necessary corporate and governmental authorizations, including the authorization from the Inter-departmental Commission for the Granting of Concessions and Permits under the Airports Law referred to in Article 21 of such law, and from the Federal Competition Commission, to execute this Agreement and any other Transaction Document.

7.2                                 Conditions Precedent for the Federal Government and the Airport Group. The Federal Government and the Strategic Partner agree that no obligation shall arise for the Strategic Partner under this Agreement and the Transaction Documents, as long as the Federal Government or the Airport Group, as the case may be, comply with the following conditions precedent:

7.2.1        Formalization. The Federal Government and the Airport Group shall have executed on the same date of this Agreement the applicable Transaction Documents;

7.2.2        No Default. No Event of Default hereunder or under the Transaction Documents imputable to the Federal Government or to the Airport Group affecting the Strategic Partner shall have occurred;

7.2.3        Extraordinary Shareholders' Meeting. The Extraordinary Shareholders Meeting shall have been held authorizing the issuance of Optional Shares for the subsequent subscription and payment thereof.

8.                                      Events of Default.

8.1                                 Events of Default by the Strategic Partner. In any Event of Default by the Strategic Partner on its obligations under this Agreement or any of the Transaction Documents, the Federal Government and the Airport Group shall be entitled to exercise the remedies set forth in Sections 8.3 and 9. below, as the case may be.

The following are considered as Events of Default by the Strategic Partner under this Agreement:

8.1.1        Failure to pay the price of the Shares Package and any other consideration to the Federal Government under the Stock Purchase and Sale Agreement;

8.1.2        Failure to comply with any of the obligations under the Technical Assistance Agreement once such default is considered as an Event of Default pursuant to such agreement and such Technical Assistance Agreement has been terminated in advance as a consequence of such Event of Default. It shall not be considered that there is an Event of Default for the purposes of this Agreement in the event that the termination of the Technical Assistance Agreement is pending resolution by an arbitration court pursuant to the terms thereof, until such termination has been declared by the aforementioned arbitration court

8.1.3        Failure to comply with any of the positive and negative covenants under this Agreement or the commitments contained in Section 2.6, as well as in Section 5. above;

8.1.4        Any Change of Control in the Strategic Partner during the Seven-Year Waiting Period or any Change of Control in any of the Key Partners of the Strategic Partner, except as otherwise previously authorized, in the latter case, by SCT pursuant to Section 2.4.3 above, or unless the term referred to in Sections 2.4.1 and 2.4.2 above has elapsed;

8.1.5        Any legal action brought by the Strategic Partner, its Key Partners or any third party against the Strategic Partner or the Key Partners, resulting in the declaration of bankruptcy or of suspension of payments of a court of competent jurisdiction, provided that said declaration is not declared unfounded and unlawful by a court of competent jurisdiction for a term of 90 (ninety) business days after the date of receipt of the notice referred to in Section 8.6 below; or

8.1.6        The loss at any time by the Strategic Partner or by the Key Partners of the Strategic Partner of at least 70% (seventy percent) of its net worth, in an act or series of successive acts.

8.1.7        The breach by the counterpart(s) of the Strategic Partner or by the Strategic Partner of any operation agreement or provision of services agreement or technical assistance agreement entered into under the terms mentioned in Recital VII.3 of this Agreement, in order that the Strategic Partner is in a position to comply with the Technical Assistance Agreement before the Strategic Partner or the Airport Group, as applicable, regardless of the fact that such default is or not declared, as well as the early termination of such instrument(s) or modification to the same without the prior authorization of the Airport Group or Nafin, as long as it holds at least 51% (fifty-one per cent) of the capital stock of the Airport Group.

8.2                                 Grace Period. In order for the events of default set forth in Sections 8.1.3 to 8.1.7 to be deemed as Events of Default of the Strategic Partner, 30 (thirty) calendar days in the two first cases and 90 (ninety) business days in the three last cases shall elapse as from the date on which the Federal Government or any of the companies that constitute the Airport Group has notified such circumstance to the Strategic Partner under Section 8.4 below, without it having remedied the respective default. Additionally, the specific rules therein provided shall apply to the events of default referred to in Sections 2.3 and 2.6 above. Finally, the parties agree that the Event of Default provided for in Section 8.1.6 shall only be remedied by means of contributions to the capital stock of the Strategic Partner or of the Key Partner in question, as the case maybe, sufficient to amortize the losses that exceed 70% (seventy percent) or its net worth.

8.3                                 Remedies of the Federal Government and the Airport Group. In any Event of Default by the Strategic Partner under Sections 8.1 and 8.2 above, the Federal Government, Nafin and the companies that constitute the Airport Group shall, separately have the following rights:

8.3.1        In any event of default referred to in Section 8.1.1 above, the Federal Government and the companies that constitute the Airport Group shall be entitled to terminate this Agreement, and each and all the Transaction Documents or to demand, pursuant to Section 9 below, mandatory compliance herewith. In the event that the Federal Government decides to terminate this Agreement and the other Transaction Documents, the Strategic Partner shall forfeit, as contractual penalty arising from its failure to pay the price of the Shares Package and in order to repay the Federal Government for the damages and losses resulting from such failure, with respect to the first installment of the price referred to in the Stock Purchase and Sale Agreement, the guarantee mentioned in Section 5.8 above granted by the Strategic Partner or the Partners of the Strategic Partner, as applicable, as part of the Bidding Process, and with respect to the second installment of the price under the Stock Purchase and Sale Agreement, the equivalent to the first installment of the price of the Shares Package.

8.3.2        In any event of default under Sections 8.1.2 to 8.1.6 as well as under Section 8.1.7 above, the provisions of Sections 12.3 and 12.4 of the Technical Assistance Agreement shall be applied.

8.4                                 Procedure. In case that an Event of Default occurs or continues on the part of the Strategic Partner, Nafin, the Federal Government or the Holding Company, as the case may be, shall notify the same to the Strategic Partner for the purposes of Section 8.2 above. In such notice, Nafin, the Federal Government or the Holding Company, as the case may be, shall indicate to the Strategic Partner the manner in which they shall exercise their rights with respect to the Event of Default in question and shall initiate the applicable legal actions under the Transaction Documents. In the event that Nafin, the Federal Government or the Holding Company, as the case may be, elects to terminate any legal relationship pursuant to Section 8.3 above, the same shall be deemed terminated in advance as from the time of receipt of the above mentioned notice or, as the case may be, once the terms set forth in Section 8.2 above have elapsed, without prejudice to the exercise of any other rights under any other Transaction Document.

For the exercise of their rights under this Agreement, it shall not be necessary that the Federal Government or the Holding Company obtain any court order or ruling.

8.5                                 Events of Default by the Federal Government, the Holding Company and Nafin.

8.5.1        The following are Events of Default by the Federal Government affecting the Strategic Partner:

8.5.1.1               Failure to comply with the obligation of endorsement and delivery of the share certificates corresponding to the Shares Package under the Stock Purchase and Sale Agreement;

8.5.1.2               Failure to comply with their obligations contained in Section 3.3 above; and

8.5.1.3               Failure to comply with the commitments contained in Section 6 above.

8.5.2        The following are Events of Default by the Holding Company affecting the Strategic Partner:

8.5.2.1               Failure to comply with its affirmative covenants under the Option Agreement; or

8.5.2.2               Failure to comply with its affirmative covenants under the Technical Assistance Agreement;

8.5.3        Failure to comply with its obligations under the Shareholders Agreement shall constitute an Event of Default by Nafin in its capacity as Trustee.

8.6                                 Grace Period. In order for the events of default set forth in Section 8.5, except for that contained in Section 8.5.1.1, to be considered as Events of Default by the Federal Government, the Holding Company or Nafin, as applicable, according to the different sections, 30 (thirty) calendar days must elapse as from the date on which the Strategic Partner or, as the case may be, the Holding Company or Nafin, as applicable, have notified such Event of Default to, the Federal Government, to the Holding Company or to Nafin, as applicable, pursuant to Section 8.8 below. In order for the assumption provided for in Section 8.5.1.1 to be deemed an Event of Default by the Federal Government, 15 (fifteen) business days must elapse as from the giving of notice by the Strategic Partner to the Federal Government pursuant to Section 8.8 below.

8.7                                 Remedies of the Strategic Partner. In any Event of Default by the Federal Government or the Holding Company under Sections 8.5.1 and 8.5.2 above, the Strategic Partner shall be entitled to demand specific performance of the defaulted obligations. In the specific assumptions provided for in Sections 8.5.1.1 and 8.5.1.2 above, the Strategic Partner may demand the early termination of this Agreement and the Transaction Documents. In the assumption provided for in Section 8.5.3, the Strategic Partner and the Key Partners shall be exempted from the obligations under Sections 2.4.1 and 2.4.2 above and terminate the Technical Assistance Agreement with no liability on their part or may elect to demand specific performance of the defaulted obligations.

In no event shall any default by the Federal Government or Nafin under Section 8.5 above entitle the Strategic Partner to default on its obligations under this Agreement or the Transaction Documents.

8.8                                 Procedure. In any Event of Default mentioned in Sections 8.5.1 and 8.5.3 above, the Strategic Partner shall notify such circumstances to the Federal Government and the Holding Company, as the case may be, indicating the manner in which it shall exercise its above mentioned rights.

9.                                      Resolution of Controversies.

9.1                                 Transaction Documents. Any controversy arising in connection with any of the Transaction Documents must be resolved in accordance with the rules on resolution of controversies provided for in each of the Transaction Documents and in the absence of such rules, the controversy shall be submitted to the jurisdiction of the appropriate federal courts of the Federal District.

10.                               Miscellaneous.

10.1                           Notices. Any notice to be delivered by one party to the other under this Agreement shall be in writing and sent to the other party by certified mail, return receipt requested, fax or personally delivered and shall be deemed as made upon its actual receipt by the addressee. All notices shall be sent to the following domiciles of the parties:

Operadora Mexicana de Aeropuertos, S.A. de C.V.

Viaducto Miguel Alemán No. 81

Col. Escandón

11800 México, D.F.

Attention: Ing. Rubén López Barrera

Federal Government:

Secretaría de Comunicaciones y Transportes

Av. Xola y Universidad

Col. Narvarte

México, D.F.

Attention: Legal Department

To Airport Group:

Grupo Aeroportuario del Centro Norte, S.A. de C.V.

Ave. San Jerónimo 999-11 floor

Col. San Jerónimo

64640 Monterrey, Nuevo León

Attention: General Director

Nafin:

Insurgentes Sur 1971

Col. Guadalupe Inn, C.P. 01020

Mexico D.F.

Attention: Trustee Director

Whenever any of the parties changes its domicile indicated above, it must notify the same by notice sent to the other parties as provided for in this Section.

10.2                           Term of Existence and Amendments. This Agreement shall be in force for a term of 15 (fifteen) years as from its date of execution. In the event that any of the parties to this Agreement requires any modification thereto, the following shall be applicable:

10.2.1      Any early termination of the Agreement (provided that it is not caused by a default of the Federal Government) or any amendment to the provisions of Section 2.4 during the first 5 (five) years of effectiveness of the Agreement or, as long as Nafin holds, directly or indirectly, the ownership or control of at least 25% (twenty-five percent) of the capital stock of the Holding Company shall require the prior approval of the shareholders of the Holding Company and of Nafin, which shall grant it in the events where it is duly justified.

10.2.2      Once such 5 (five) year term has elapsed or in the event that the Federal Government holds, directly or indirectly, the ownership or control of at least 25% (twenty-five percent) of the capital stock of the Holding Company, prior approval from a majority of the members of the Board of Directors of the Holding Company shall be required.

10.2.3      In any of the events provided for in Sections 10.2.1 and 10.2.2 above, the full compliance with the obligations contained in the Concessions must be guaranteed to the Federal Government to its satisfaction.

10.3                           Confidentiality.

10.3.1      Each of the parties binds itself to, and, as the case may be, shall cause its affiliates, members of the board of directors, officers, employees, agents and consultants to bind themselves to keep secret and not to disclose or provide to any other person, directly or indirectly, or use to the prejudice of the Airport Group or any of the parties, any oral, written or other information concerning the Bidding Process, this Agreement or the Transaction Documents, the transactions contemplated in this Agreement or the Transaction Documents or any other information that is confidential or related to the Airport Group, including, without limitation, the plans, transactions or results and financial statements (jointly, the "Confidential Information"), except to the extent that the use of such Confidential Information is necessary to submit or obtain any consent or approval required for the performance of the transactions contemplated in this Agreement or the Transaction Documents or except to the extent that the provision or use of such Confidential Information is required by law or is necessary in connection with any legal proceeding. Nothing contained in this Agreement shall be construed as the granting of a license with respect to such Confidential Information to the receiver thereof.

10.3.2      Notwithstanding the provisions of Section 10.3.1 above, any party may disclose any information, without any restriction and without any obligation to keep such information confidential, provided that (i) the disclosure of such information must be made in compliance with any applicable law or under the rules or regulations of any stock exchange or quotation system, (ii) such information becomes generally available to the public by reason other than the disclosure by such party, or (iii) such information would have been generally available on a non-confidential basis prior to its disclosure by any party.

10.3.3      Notwithstanding the above, the Federal Government may make public announcements on the execution of this Agreement and the Transaction Documents and provide the information that, as the case may be, may be requested by the competent authorities and the Congress of the Union, if applicable, and include such information in the report that it must deliver with respect to the Bidding Process. The Strategic Partner may make public announcements with respect to the execution of this Agreement previously notifying the SCT in that respect.

10.3.4      No party may disclose any Confidential Information to any consultant or third party advisor unless such consultant or third party advisor agrees in writing to be bound by these confidentiality provisions and each party and its consultants and third party advisors shall be subject to civil penalties and monetary damages if they breach the provisions of this Section 10.3.

10.4                           Headings. The headings of the sections of this Agreement are included only reference purposes and shall not limit or otherwise affect the meaning of provision of this Agreement.

10.5                           Severability. In the event that one or more of the provisions contained in this Agreement or the application thereof in any circumstance is declared by any competent authority invalid, illegal or unenforceable in any aspect or by any reason, the validity, legality and enforceability of any such provision in any other aspect and of the remaining provisions of this Agreement, shall not be limited or affected in any manner whatsoever. Additionally, the parties to this Agreement agree to use their best efforts to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, which shall seek to comply, to the greatest extent possible, with the economic, business and all other purposes of the invalid or unenforceable provision.

10.6                           Successors, Assignees, etc. Except as otherwise provided for in this Agreement, the parties shall not transfer or assign the rights and obligations contained under this Agreement or the Transaction Documents without the prior written consent from the Federal Government and the Holding Company.

10.7                           Applicable Law. This Agreement shall be governed by and performed under Mexican law in federal matters and the laws of the Federal District in local matters.

10.8                           Applicable Currency. Except as otherwise expressly provided for in this Agreement, any reference to any amount of money shall be deemed a reference to the lawful currency of Mexico, that is, Mexican pesos.

10.9                           Counterparts. This Agreement shall be signed in 8 (eight) counterparts, each of which whenever so signed shall be considered as an original, but all together shall constitute one and the same instrument.

10.10                     Entire Agreement. Except as otherwise specifically provided for herein, this Agreement, together with the Transaction Documents, supersedes any previous agreements between the Parties concerning the purpose of this Agreement and such other documents, and it is the intention of the parties that it is the final expression and the complete and exclusive statement of their will with respect to the subject matter of this Agreement and such other instruments.

In the event of any discrepancy between the provisions of this Agreement and the Transaction Documents and those contained in the Public Call and in the General Guidelines for the Opening to Investment in the Mexican Airport System, the provisions contained in this Agreement and the Transaction Documents shall prevail.

10.11                     In the event of any inconsistency between any of the Transaction Documents, the provisions of this Agreement shall rule in the first place, as well as the provisions of the Stock Purchase and Sale Agreement, the Shareholders Agreement, the Trust Agreement, the Technical Assistance Agreement and the Option Agreement in the above mentioned order.

This Agreement is executed in Mexico City, Federal District, with the consent of the parties hereto at 12.00 hours on the above mentioned date

OPERADORA MEXICANA DE AEROPUERTOS, S.A. DE C.V.	FEDERAL GOVERNMENT, THROUGH THE MINISTRY OF COMUNICATIONS AND TRANSPORTATION

/s/ Rubén López Barrera	/s/ Aaron Dychter Poltolarek
By: Rubén López Barrera	By: Aaron Dychter Poltolarek
Title: Legal Representative	Title: Subsecretary of Transport

CONSTRUCTORAS ICA, S.A. DE C.V., JOINT OBLIGOR (under the terms of this Agreement)	NACIONAL FINANCIERA, S.N.C., TRUSTEE DIVISION

/s/ Luis F. Zárate Rocha	/s/ Antonio Cárdenas Arroyo
By: Luis F. Zárate Rocha	By: Antonio Cárdenas Arroyo
Title: Legal Representative	Title: General Trustee Delegate

AÉROPORTS DE PARIS, JOINT OBLIGOR (under the terms of this Agreement)	GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A. DE C.V.

/s/ Jean-Marie Chevallier	/s/ Louis Priede Weston
By: Jean-Marie Chevallier	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

VINCI, S.A., JOINT OBLIGOR (under the terms of this Agreement)	SERVICIOS AEROPORTUARIOS DEL CENTRO NORTE, S.A. DE C.V.

/s/ Renaud de Matharel	/s/ Louis Priede Weston
By: Renaud de Matharel	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

AEROPUERTO DE ACAPULCO, S.A. DE C.V.	AEROPUERTO DE CHIHUAHUA, S.A. DE C.V.

/s/ Louis Priede Weston	/s/ Louis Priede Weston
By: Louis Priede Weston	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

AEROPUERTO DE CIUDAD JUAREZ, S.A. DE C.V.	AEROPUERTO DE CULIACAN, S.A. DE C.V.

/s/ Louis Priede Weston	/s/ Louis Priede Weston
By: Louis Priede Weston	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

AEROPUERTO DE DURANGO, S.A. DE C.V.	AEROPUERTO DE MAZATLAN, S.A. DE C.V.

/s/ Louis Priede Weston	/s/ Louis Priede Weston
By: Louis Priede Weston	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

AEROPUERTO DE MONTERREY, S.A. DE C.V.	AEROPUERTO DE REYNOSA, S.A. DE C.V.

/s/ Louis Priede Weston	/s/ Louis Priede Weston
By: Louis Priede Weston	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

AEROPUERTO DE TAMPICO, S.A. DE C.V.	AEROPUERTO DE TORREON, S.A. DE C.V.

/s/ Louis Priede Weston	/s/ Louis Priede Weston
By: Louis Priede Weston	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

AEROPUERTO DE SAN LUIS POTOSI, S.A. DE C.V.	AEROPUERTO DE ZACATECAS, S.A. DE C.V.

/s/ Louis Priede Weston	/s/ Louis Priede Weston
By: Louis Priede Weston	By: Louis Priede Weston
Title: Legal Representative	Title: Legal Representative

AEROPUERTO DE ZIHUATANEJO, S.A. DE C.V.

/s/ Louis Priede Weston
By: Louis Priede Weston
Title: Legal Representative

WITH THE APPEARANCE OF

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C.

/s/ Carlos Flores Salinas
By: Carlos Flores Salinas
Title: Trust Delegate